General Steel Shares Highlights from Piper Jaffray & ChinaVenture Investment Conference

Beijing, China, March [XX], 2009 -- General Steel Holdings, Inc. (“General Steel” or the “Company”) (NYSE: GSI), one of China’s leading non-state-owned producers of steel products and aggregators of domestic steel companies, today announced highlights from the Piper Jaffray & ChinaVenture Investment Conference in Shanghai on Tuesday, March 17, 2009.

During a panel discussion entitled, ‘Key infrastructure opportunities in China and the reacceleration of economic growth,Ms. Jing Ou-Yang, General Steel’s investor relations manager said, “Our focus on producing high-quality, construction-related steel makes us well positioned to benefit from infrastructure investment in China. Especially in inland provinces, such as Shaanxi and Sichuan, we are seeing stimulus measures beginning to take effect. Our geographic proximity to this rising demand for construction steel, integrated production facilities and new, efficient blast furnaces, give us a unique ability to cater to stimulus and earthquake rebuilding projects and to benefit from the central government’s continued emphasis on western development.”

In October of 2008, the Company announced the completion of two new blast furnaces at its Shaanxi Longmen Steel Co., Ltd. Joint Venture (“Longmen Joint Venture”) site, which increased the Company’s production capacity and efficiency. Ms. Ou-Yang noted that the furnaces coming online coincides with rising demand for construction-related steel from the central government’s increased spending on rural development in China. The two, new blast furnaces require less energy, coke and manpower and have a pig-iron production capacity of 2 million metric tons annually.

In the first quarter of 2009, recognized by the Sichuan provincial government as a “Preferred Supplier” for reconstruction projects, the Company’s Longmen Joint Venture signed contracts with the city of Mianyang in Sichuan province to provide over 70,000 metric tons of rebar. In addition, General Steel has announced its participation in additional projects in Shaanxi province including:

●	Xi’an’s subway lines 1 and 4 extensions
●	The Xi’an-Baotou railway
●	The Shiyen-Gansu expressway

Ms. Ou-Yang concluded the discussion saying, “After the financial crisis began, prices for raw materials and finished products dropped significantly, with finished product prices falling faster than those of raw materials. Our strategic decision to sell-off high-cost inventory as quickly as possible allowed us to purchase lower-cost inventory and improve our margins throughout the fourth quarter. In fact, by December, we were pleased to see gross margins return to positive territory. We’re excited about the stimulus-related demand we’ve seen thus far and are confident that China’s emphasis on western development will propel our growth in the longer-term.”

At the conference, Ms. Ou-Yang also held one-on-one meetings with investors to discuss the Company’s financial results and business strategy.

More information about the Piper Jaffray & ChinaVenture Investment Conference can be found at: http://events.chinaventure.com.cn/sh2009_en/intro.html

About General Steel Holdings, Inc.

General Steel Holdings, Inc., (NYSE: GSI), headquartered in Beijing, China, operates a diverse portfolio of Chinese steel companies. With 6.3 million tons aggregate production capacity, its companies serve various industries and produce a variety of steel products including rebar, hot-rolled carbon and silicon sheet, high-speed wire and spiral-weld pipe. General Steel Holdings, Inc. has steel operations in Shaanxi and Guangdong provinces, Inner Mongolia Autonomous Region and Tianjin municipality. For more information, please visit to www.gshi-steel.com.

For investor and media inquiries, please contact:

In China:

Jing Ou-Yang
General Steel Holdings, Inc.
Tel: +86-10-5879-7346
Email: jing.ouyang@gshi-steel.com

Justin Knapp
Ogilvy Financial, Beijing
Tel: +86-10-8520-6556
Email: justin.knapp@ogilvy.com

In the United States:

Jessica Barist Cohen
Ogilvy Financial, New York
Tel: +1-646-460-9989
Email: jessica.cohen@ogilvypr.com